VERTEX ENERGY, INC. S-3

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and related prospectus of Vertex Energy, Inc. for the registration of up to $500,000,000 of its common stock, preferred stock, debt securities, warrants and units, of our report dated March 8, 2021, relating to the consolidated financial statements of Vertex Energy, Inc. and subsidiaries which appears in the Annual Report on Form 10-K of Vertex Energy, Inc. for the year ended December 31, 2020.

We also consent to the reference to our firm under the heading “Experts” in such registration statement.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas

April 7, 2021